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                                                                     EXHIBIT 3.5




                              ARTICLES OF AMENDMENT

                                       OF

                              LIPID SCIENCES, INC.

1.       The name of the corporation is Lipid Sciences, Inc.

2.       Attached hereto as Exhibit A is the text of each amendment adopted.

3. The amendments do not provide for an exchange, reclassification or cancellation of issued shares.

4.       The amendments were adopted on November 29, 2001.

5. The amendments were approved by the shareholders. There is one voting group eligible to vote on the amendments. The designation of voting groups entitled to vote separately on the amendments, the number of votes in each, the number of votes represented at the meeting at which the amendments were adopted and the votes cast for and against the amendments were as follows:

                  The voting group consisting of 6,816,936 outstanding shares of common stock is entitled to 6,816,936 votes. There were 4,402,448 votes present at the meeting. The voting group cast 4,201,120 votes for and 195,538 votes against the approval of amendment number 1 on Exhibit A. The voting group cast 4,329,639 votes for and 69,831 votes against the approval of amendment number 2 on Exhibit A. The voting group cast 4,327,684 votes for and 67,074 votes against the approval of amendment number 3 on Exhibit A. The number of votes cast for approval of the amendments was sufficient for approval by the voting group.

DATED as of this 7th day of February, 2002.

                                        LIPID SCIENCES, INC.

                                        By   /s/ Sandra Gardiner
                                          ---------------------------------
                                                 Sandra Gardiner, Secretary
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                                    EXHIBIT A

1. The first paragraph of Article Third of the Articles of Incorporation is amended to read as follows:

         "THIRD The Corporation shall have authority to issue a total of Eighty Five Million (85,000,000) shares of capital stock, consisting of:

                  1. Seventy Five Million (75,000,000) shares of common stock, no par value per share.

                  2. Ten Million (10,000,000) shares of preferred stock, no par value per share."

2. The first sentence in Article Fourth of the Articles of Incorporation is deleted in its entirety.

3. The following shall be added to the end of Article Fourth of the Articles of Incorporation:

         "Notwithstanding the foregoing, so long as Sun NZ, L.L.C., an Arizona limited liability company ("Sun NZ"), beneficially owns 500,000 shares of common stock (as adjusted for stock splits, stock dividends, stock recombinations and similar events relating to the Corporation's common stock) of the Corporation (or its successor), Sun NZ shall have the right to nominate two persons for election as directors of the Corporation (or its successor) if the entire Board of Directors consists of eight (8) or less persons, and if the Board of Directors consists of nine (9) or more persons, then Sun NZ shall have the right to nominate that number of persons representing one-third of the total number of directors serving on the Board of Directors of the Corporation. If the foregoing computation results in Sun NZ having the right to nominate a fractional number of persons for election as directors of the Corporation, the number of persons that Sun NZ shall be entitled to nominate shall be rounded down if the calculation results in a fraction of .50 or less, and rounded up if the calculation results in a fraction of .51 or more. Notwithstanding the foregoing, if Sun NZ owns less than 500,000 shares of common stock of the Corporation but 250,000 or more shares of common stock of the Corporation, adjusted as provided above, then Sun NZ will have the right to nominate one person for election as a director of the Corporation (or its successor). The Corporation will use its commercially reasonable efforts to take all such action to confirm the nomination and present the persons nominated by Sun NZ for election by the shareholders of the Corporation (or its successor) by means of a vote of the shareholders at a meeting called for that purpose or consent of the shareholders in any solicitation on behalf of the Corporation (or its successor) or of the then management of the Corporation (or its successor)."